Exhibit 99
FOR IMMEDIATE RELEASE:
Orrstown Financial Services, Inc. Reports Third Quarter 2024 Results

•Orrstown Financial Services, Inc. ("Orrstown" or the “Company”) closed the merger of equals transaction with Codorus Valley Bancorp, Inc. ("Codorus") on July 1, 2024, creating a premier Pennsylvania and Maryland community bank; as a result, the Company's results for the three months ended September 30, 2024 reflect the combined operating results of the combined companies;
•Codorus contributed, after fair value purchase accounting adjustments, approximately $2.2 billion in total assets, $1.6 billion in loans, and $1.9 billion in deposits at July 1, 2024;
•Net loss of $7.9 million, or $0.41 per diluted share, for the three months ended September 30, 2024 compared to net income of $7.7 million, or $0.73 per diluted share, for the three months ended June 30, 2024, reflecting the impact of $17.0 million in expenses related to the merger, $15.5 million of provision for credit losses on non-purchase credit deteriorated ("PCD") loans and $4.8 million for the previously announced executive retirement, net of taxes, collectively the "non-recurring charges";
•Excluding the impact of the non-recurring charges, net income and diluted earnings per share, respectively, were $21.4 million(1) and $1.11(1) for the third quarter of 2024 compared to net income and diluted earnings per share of $8.7 million(1) and $0.83(1), respectively, as adjusted for the impact of $1.1 million in merger-related expenses, net of taxes, recorded for the second quarter of 2024;
•Net interest margin, on a tax equivalent basis, was 4.14% in the third quarter of 2024 compared to 3.54% in the second quarter of 2024; the net accretion impact of purchase accounting marks on loans, deposits and borrowings was $5.8 million of net interest income, which represents 52 basis points of net interest margin;
•Noninterest income increased by $5.1 million to $12.4 million in the three months ended September 30, 2024 compared to $7.2 million in the three months ended June 30, 2024; continued strength in wealth management and swap fee generation by commercial teams are driving fee income growth;
•Return on average assets for the three months ended September 30, 2024 was (0.57)% compared to 0.97% for the three months ended June 30, 2024; excluding the non-recurring charges, return on average assets was 1.55%(1) for the three months ended September 30, 2024 compared to 1.09%(1) for the three months ended June 30, 2024, excluding merger-related expenses;
•Return on average equity for the three months ended September 30, 2024 was (5.85)% compared to 11.41% for the three months ended June 30, 2024; excluding the non-recurring charges, return on average equity was 15.85%(1) for the three months ended September 30, 2024 compared to 12.88%(1) for the three months ended June 30, 2024, excluding merger related expenses;
•The provision for credit losses was $13.7 million for the three months ended September 30, 2024 compared to $812 thousand for the three months ended June 30, 2024; the provision for credit losses on non-PCD loans for the three months ended September 30, 2024 was $15.5 million; excluding the impact of the merger, the provision for credit losses for the three months ended September 30, 2024 was a reversal of $1.8 million;
•At September 30, 2024, nonaccrual loans totaled $26.9 million, an increase of $18.5 million from $8.4 million at June 30, 2024; non-accrual loans acquired from Codorus totaled $12.8 million;
•Tangible book value per common share(1) decreased to $21.12 per share at September 30, 2024 compared to $24.08 per share at June 30, 2024; this decrease was primarily due to the impact of loan marks associated with the merger and the net loss incurred for the third quarter of 2024;
•The Board of Directors declared a cash dividend of $0.23 per common share, payable November 12, 2024, to shareholders of record as of November 5, 2024.

(1) Non-GAAP measure. See Appendix A for additional information.

HARRISBURG, PA (October 22, 2024) -- Orrstown Financial Services, Inc. (NASDAQ: ORRF), the parent company of Orrstown Bank (the “Bank”), announced earnings for the three months ended September 30, 2024. Net loss totaled $7.9 million for the three months ended September 30, 2024, compared to net income of $7.7 million for the three months ended June 30, 2024 and $9.0 million for the three months ended September 30, 2023. Diluted loss per share was $0.41 for the three months ended September 30, 2024, compared to diluted earnings per share of $0.73 for the three months ended June 30, 2024 and $0.87 for the three months ended September 30, 2023. For the third quarter of 2024, excluding the impact from the non-recurring charges, net of taxes, net income and diluted earnings per share were $21.4 million(1) and $1.11(1), respectively. For the second quarter of 2024, excluding the impact of the merger-related expenses, net of taxes, net income and diluted earnings per share were $8.7 million(1) and $0.83(1), respectively.
“While the results for the quarter reflected the impact of certain non-recurring charges, the core income generated by the business demonstrates the significant opportunities afforded by the additional scale and synergies created by the merger. Our core earnings were strong. We already have taken significant steps to achieve the cost savings announced in December, which we are on target to achieve in full in the defined timeline. Our system conversion in scheduled for completion in November 2024, at which time we expect further expense savings to be realized. We believe we are well on our way to improving our client experience, expanding and deepening our community presence, and enhancing shareholder value,” commented Thomas R. Quinn, Jr., President and Chief Executive Officer.

DISCUSSION OF RESULTS
Merger Update
The Company acquired Codorus and its wholly-owned bank subsidiary PeoplesBank, A Codorus Valley Company on July 1, 2024. The merger and acquisition method of accounting was used to account for the transaction with the Company as the acquirer. The Company recorded the assets and liabilities of Codorus at their respective fair values as of July 1, 2024. The transaction was valued at approximately $234 million and expanded the Bank’s footprint into the York, Pennsylvania market while increasing its market penetration in its existing markets.

At the time of the merger, Codorus contributed, after fair value purchase accounting adjustments, approximately $2.2 billion in assets, $1.6 billion in loans, $326.7 million in investment securities and $1.9 billion in deposits. The excess of the merger consideration over the fair value of net Codorus assets resulted in goodwill of $51.9 million. The merger led to a 12% dilution in our tangible book value per share which was $21.12 at September 30, 2024 compared to $24.08 at June 30, 2024. The principal cause of the dilution was the impact of the associated purchase accounting marks on loans. The Company’s tangible common equity ratio at September 30, 2024 was 7.5%. The loan fair value adjustments are expected to accrete back through income and capital as the loans mature and should lead to earnings per share and capital accretion moving forward. The fair value of assets and liabilities are subject to refinement for up to one year after the acquisition date as allowable under U.S. Generally Accepted Accounting Principles.

The Company incurred expenses of $32.5 million and $34.3 million for the three and nine months ended September 30, 2023, respectively, related to merger costs and an increased allowance for credit losses on non-PCD portion of the loans assumed from Codorus.

The Company’s financial results for any periods ended prior to July 1, 2024 reflect Orrstown’s results only on a standalone basis. As a result of this factor and the below listed adjustments related to the merger, the Company’s financial results for the third quarter of 2024 may not be directly comparable to prior reported periods.

Balance Sheet
Loans
Loans held for investment increased by $1.7 billion from June 30, 2024 to September 30, 2024 as $1.6 billion of loans, net of purchase accounting marks, were assumed in the merger with Codorus.
Investment Securities
Investment securities, all of which are classified as available-for-sale, increased by $297.7 million to $826.8 million at September 30, 2024 from $529.1 million at June 30, 2024. Investments with a fair value of $326.7 million were assumed in the merger with Codorus. During the third quarter of 2024, investment securities totaling $162.7 million were sold from the portfolio acquired from Codorus. The portfolio was restructured to align the interest rate risk and credit profile for the combined balance sheet. Most of these proceeds were reinvested in investment securities as purchases of $140.4 million were made in the three months ended September 30, 2024. These purchases were partially offset by paydowns of investment securities of $20.6 million and two calls totaling $5.0 million. The overall duration of the Company's investment securities portfolio was 4.6 years at September 30, 2024 compared to 4.2 years at June 30, 2024. See Appendix B for a summary of the Bank's investment securities at September 30, 2024, highlighting their concentrations, credit ratings and credit enhancement levels.
Deposits
During the third quarter of 2024, deposits increased by $2.0 billion to approximately $4.7 billion at September 30, 2024 compared to $2.7 billion at June 30, 2024. Deposits of $1.9 billion were assumed in the merger. At September 30, 2024, deposits that are uninsured and not collateralized totaled $692.6 million, or 15% of total deposits compared to $422.3 million, or 16% of total deposits at June 30, 2024. The Bank's loan-to-deposit ratio decreased slightly to 86% at September 30, 2024 from 87% at June 30, 2024.
Borrowings
The Bank actively manages its liquidity position through its various sources of funding to meet the needs of its clients. FHLB advances and other borrowings were $115.4 million at September 30, 2024 and $115.0 million at June 30, 2024. The Bank seeks to maintain sufficient liquidity to ensure client needs can be addressed on a timely basis. The Bank had available alternative funding sources, such as FHLB advances and other wholesale options, of approximately $1.0 billion at September 30, 2024. The Bank's FHLB borrowing capacity at September 30, 2024 was not inclusive of Codorus, which will be reflected in the fourth quarter.
The Company assumed $31.0 million aggregate principal amount of subordinated debentures and $10.3 million aggregate amount of trust preferred securities from Codorus in the merger. Fair value adjustments of $5.1 million were recorded on July 1, 2024 which reduced the amounts recorded on the balance sheet.

Income Statement
Net Interest Income and Margin
Net interest income was $51.7 million for the three months ended September 30, 2024 compared to $26.1 million for the three months ended June 30, 2024. The net interest margin, on a tax equivalent basis, increased to 4.14% in the third quarter of 2024 from 3.54% in the second quarter of 2024. The net interest margin was positively impacted by the net accretion impact of purchase accounting marks on loans, deposits and borrowings of $5.8 million, which represents 52 basis points of net interest margin. Funding costs show signs of stabilizing.
Several components of the net interest margin increased primarily as the result of the assets and liabilities assumed in the merger with Codorus.
Interest income on loans, on a tax equivalent basis, increased by $35.2 million to $70.8 million for the three months ended September 30, 2024 compared to $35.7 million for the three months ended June 30, 2024.
Interest income on investment securities, on a tax equivalent basis, was $10.1 million for the third quarter of 2024 compared to $6.1 million in the second quarter of 2024.
Interest expense, on a tax equivalent basis, increased by $14.1 million to $31.3 million for the three months ended September 30, 2024 compared to $17.2 million for the three months ended June 30, 2024. Average interest-bearing deposits increased by $1.6 billion during the three months ended September 30, 2024 compared to the three months ended June 30, 2024. Average borrowings increased by $35.8 million during the three months ended September 30, 2024 compared to the three months ended June 30, 2024. Interest expense includes $0.4 million and $0 of amortization of purchase accounting marks for the three months ended September 30, 2024 and June 30, 2024, respectively.
Provision for Credit Losses
The Company recorded a provision for credit losses of $13.7 million for the three months ended September 30, 2024 compared to $0.8 million for the three months ended June 30, 2024. The allowance for credit losses ("ACL") on loans increased to $49.6 million at September 30, 2024 from $29.9 million at June 30, 2024. The increase in the ACL was primarily due to the addition of $21.4 million of reserves as a result of the merger. This increase was made up of $15.5 million for non-PCD loans, which was recognized through the provision for credit losses, and $5.9 million for PCD loans which was recognized through retained earnings. The provision for credit losses for the three months ended September 30, 2024 included a provision reversal of $1.8 million due to changes in qualitative factors, a change in the peer group utilized for the calculation and a reduction in the required reserve for unfunded commitments. The ACL to total loans was 1.25% at September 30, 2024 compared to 1.27% at June 30, 2024. Net charge-offs were $0.3 million for the three months ended September 30, 2024 compared to net charge-offs of $0.1 million for the three months ended June 30, 2024.
As a result of the merger, classified loans increased by $56.8 million to $105.5 million at September 30, 2024 from $48.7 million at June 30, 2024. Non-accrual loans increased by $18.5 million to $26.9 million at September 30, 2024 from $8.4 million at June 30, 2024 due primarily to the assumption of $12.8 million of non-accrual loans from Codorus. Nonaccrual loans to total loans increased to 0.68% at September 30, 2024 compared to 0.36% at June 30, 2024 and decreased from 1.11% at December 31, 2023. Management believes the ACL to be adequate based on current asset quality metrics and economic conditions.
Noninterest Income
Noninterest income increased by $5.1 million to $12.4 million in the three months ended September 30, 2024 compared to $7.2 million in the three months ended June 30, 2024 primarily due to the merger.

Wealth management income increased to $5.0 million in the three months ended September 30, 2024 compared to $3.3 million for the three months ended June 30, 2024. The strong sales efforts, organic growth and stock market performance have collectively driven exceptional wealth results throughout the year. As a result of the merger, assets under management increased to approximately $3.2 billion at September 30, 2024 from $2.1 billion at June 30, 2024.
During the third quarter of 2024, the Company recorded swap fee income of $0.5 million compared to $0.4 million in the three months ended June 30, 2024. Swap fee generation has been strong, but fluctuates based on market conditions and client demand.
Noninterest Expenses
Noninterest expenses increased by $37.7 million to $60.3 million in the three months ended September 30, 2024 from $22.6 million in the three months ended June 30, 2024 primarily due to the merger.
For the three months ended September 30, 2024, merger-related expenses totaled $17.0 million, an increase of $15.9 million, compared to $1.1 million for the three months ended June 30, 2024. The increase is due to primarily to employee separation costs, vendor contract terminations, and professional fees incurred during the third quarter of 2024. The Company will incur additional merger-related expenses from the operational and technology processes to combine systems and services of both companies, which is expected to be completed in November 2024.
Salaries and benefits expense increased by $14.0 million to $27.2 million for the three months ended September 30, 2024 compared to $13.2 million for the three months ended June 30, 2024. The three months ended September 30, 2024 includes $4.8 million of expenses associated with the retirement of an executive.
Intangible asset amortization increased to $2.5 million for the three months ended September 30, 2024 compared to $0.2 million for the three months ended June 30, 2024. This increase is due to the amortization expense recognized on the core deposit intangible of $35.9 million and wealth customer relationship intangible of $10.4 million established on July 1, 2024 from the merger.
Taxes other than income increased to $0.5 million in the three months ended September 30, 2024 compared to less than $0.1 million in the three months ended June 30, 2024. This increase reflects the tax credits recognized on the contributions during the second quarter of 2024.
There was $257 thousand of restructuring expenses recognized in the three months ended September 30, 2024 associated with previously announced branch closures.
Income Taxes
The Company's effective tax rate for the third quarter of 2024 was 20.1% compared to 21.2% for the second quarter of 2024. The Company's effective tax rate for the three months ended September 30, 2024 is less than the 21% federal statutory rate primarily due to tax-exempt income, including interest earned on tax-exempt loans and securities and income from life insurance policies and tax credits partially offset by the disallowed portion of interest expense against earnings in association with the Bank's tax-exempt investments under the Tax Equity and Fiscal Responsibility Act of 1982 ("TEFRA") and the impact of nondeductible merger-related costs. The Company regularly analyzes its projected taxable income and makes adjustments to the provision for income taxes accordingly.
Capital
Shareholders’ equity totaled $516.2 million at September 30, 2024, an increase of $237.8 million from $278.4 million at June 30, 2024. The increase was primarily attributable to the equity assumed in the merger, net of purchase accounting adjustments, partially offset by a net loss of $7.9 million and dividends paid of $4.4 million.

Tangible book value per share(1) decreased to $21.12 per share at September 30, 2024 from $24.08 per share at June 30, 2024 due to the purchase accounting adjustments associated with the merger.
The Company's tangible common equity ratio decreased to 7.5% at September 30, 2024 from 8.1% at June 30, 2024 due to purchase accounting marks and a net loss recorded during the third quarter of 2024. The Company's total risk-based capital ratio was 12.5% at September 30, 2024 compared to 13.3% at June 30, 2024. The Company's Tier 1 leverage ratio was 8.0% at September 30, 2024 compared to 8.9% at June 30, 2024. The loan fair value adjustments are expected to accrete back through income and capital as the loans mature and should lead to earnings per share and capital accretion moving forward.
At September 30, 2024, all four capital ratios applicable to the Company were above regulatory minimum levels to be deemed “well capitalized” under current bank regulatory guidelines. The Company continues to believe that capital is adequate to support the risks inherent in the balance sheet, as well as growth requirements.

(1) Non-GAAP measure. See Appendix A for additional information.

Investor Relations Contact:
Neelesh Kalani
Executive Vice President, Chief Financial Officer
Phone (717) 510-7097

FINANCIAL HIGHLIGHTS (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
(In thousands)	2024	2023	2024	2023

Profitability for the period:
Net interest income	$51,697	$26,219	$104,681	$78,888
Provision for credit losses	13,681	136	14,791	1,264
Noninterest income	12,386	5,925	26,188	19,161
Noninterest expenses	60,299	20,447	105,407	61,451
(Loss) income before income tax (benefit) expense	(9,897)	11,561	10,671	35,334
Income tax (benefit) expense	(1,994)	2,535	2,305	7,314
Net (loss) income available to common shareholders	$(7,903)	$9,026	$8,366	$28,020

Financial ratios:
Return on average assets (1)	(0.57)%	1.18%	0.28%	1.25%
Return on average assets, adjusted (1) (2) (3)	1.55%	1.18%	1.33%	1.25%
Return on average equity (1)	(5.85)%	14.42%	3.10%	15.51%
Return on average equity, adjusted (1) (2) (3)	15.85%	14.42%	14.59%	15.51%
Net interest margin (1)	4.14%	3.73%	3.88%	3.83%
Efficiency ratio	94.1%	63.6%	80.5%	62.7%
Efficiency ratio, adjusted (2) (3)	60.2%	63.6%	62.6%	62.7%
(Loss) income per common share:
Basic	$(0.41)	$0.87	$0.63	$2.71
Basic, adjusted (2) (3)	$1.12	$0.87	$2.96	$2.71
Diluted	$(0.41)	$0.87	$0.62	$2.68
Diluted, adjusted (2) (3)	$1.11	$0.87	$2.93	$2.68

Average equity to average assets	9.75%	8.18%	9.13%	8.09%

(1) Annualized for the three and nine months ended September 30, 2024 and 2023.
(2) Ratio for the three and nine months ended September 30, 2024 has been adjusted for the non-recurring charges.
(3) Non-GAAP based financial measure. Please refer to Appendix A - Supplemental Reporting of Non-GAAP Measures and GAAP to Non-GAAP Reconciliations for a discussion of our use of non-GAAP based financial measures, including tables reconciling GAAP and non-GAAP financial measures appearing herein.

FINANCIAL HIGHLIGHTS (Unaudited)
(continued)
	September 30,	December 31,
(Dollars in thousands, except per share amounts)	2024	2023
At period-end:
Total assets	$5,470,589	$3,064,240
Loans, net of allowance for credit losses	3,931,807	2,269,611
Loans held-for-sale, at fair value	3,561	5,816
Securities available for sale, at fair value	826,828	513,519
Total deposits	4,650,853	2,558,814
FHLB advances and other borrowings and Securities sold under agreements to repurchase	137,310	147,285
Subordinated notes and trust preferred debt	68,510	32,093
Shareholders' equity	516,206	265,056

Credit quality and capital ratios (1):
Allowance for credit losses to total loans	1.25%	1.25%
Total nonaccrual loans to total loans	0.68%	1.11%
Nonperforming assets to total assets	0.49%	0.83%
Allowance for credit losses to nonaccrual loans	184%	112%
Total risk-based capital:
Orrstown Financial Services, Inc.	12.5%	13.0%
Orrstown Bank	12.3%	12.8%
Tier 1 risk-based capital:
Orrstown Financial Services, Inc.	10.0%	10.8%
Orrstown Bank	11.1%	11.6%
Tier 1 common equity risk-based capital:
Orrstown Financial Services, Inc.	9.8%	10.8%
Orrstown Bank	11.1%	11.6%
Tier 1 leverage capital:
Orrstown Financial Services, Inc.	8.0%	8.9%
Orrstown Bank	8.8%	9.5%

Book value per common share	$26.65	$24.98

(1) Capital ratios are estimated for the current period, subject to regulatory filings. The Company elected the three-year phase in option for the day-one impact of ASU 2016-13 for current expected credit losses ("CECL") to regulatory capital. Beginning in 2023, the Company adjusted retained earnings, allowance for credit losses includable in tier 2 capital and the deferred tax assets from temporary differences in risk weighted assets by the permitted percentage of the day-one impact from adopting the CECL standard.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(Dollars in thousands, except per share amounts)	September 30, 2024	December 31, 2023
Assets
Cash and due from banks	$65,064	$32,586
Interest-bearing deposits with banks	171,716	32,575
Cash and cash equivalents	236,780	65,161
Restricted investments in bank stocks	20,247	11,992
Securities available for sale (amortized cost of $845,869 and $549,089 at September 30, 2024 and December 31, 2023, respectively)	826,828	513,519
Loans held for sale, at fair value	3,561	5,816
Loans	3,981,437	2,298,313
Less: Allowance for credit losses	(49,630)	(28,702)
Net loans	3,931,807	2,269,611
Premises and equipment, net	49,839	29,393
Cash surrender value of life insurance	142,895	73,204
Goodwill	70,655	18,724
Other intangible assets, net	46,144	2,414
Accrued interest receivable	20,562	13,630
Deferred tax assets, net	38,517	22,017
Other assets	82,754	38,759
Total assets	$5,470,589	$3,064,240

Liabilities
Deposits:
Noninterest-bearing	$815,404	$430,959
Interest-bearing	3,835,449	2,127,855
Total deposits	4,650,853	2,558,814
Securities sold under agreements to repurchase and federal funds purchased	21,932	9,785
FHLB advances and other borrowings	115,378	137,500
Subordinated notes and trust preferred debt	68,510	32,093
Other liabilities	97,710	60,992
Total liabilities	4,954,383	2,799,184

Shareholders’ Equity
Preferred stock, $1.25 par value per share; 500,000 shares authorized; no shares issued or outstanding	—	—
Common stock, no par value—$0.05205 stated value per share; 50,000,000 shares authorized; 19,723,217 shares issued and 19,373,354 outstanding at September 30, 2024; 11,204,599 shares issued and 10,612,390 outstanding at December 31, 2023	1,027	583
Additional paid—in capital	422,177	189,027
Retained earnings	117,311	117,667
Accumulated other comprehensive loss	(15,888)	(28,476)
Treasury stock— 349,863 and 592,209 shares, at cost at September 30, 2024 and December 31, 2023, respectively	(8,421)	(13,745)
Total shareholders’ equity	516,206	265,056
Total liabilities and shareholders’ equity	$5,470,589	$3,064,240

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
(Dollars in thousands, except per share amounts)	2024	2023	2024	2023
Interest income
Loans	$70,647	$32,738	$142,417	$92,685
Investment securities - taxable	9,005	4,459	18,588	13,244
Investment securities - tax-exempt	883	861	2,641	2,591
Short-term investments	2,452	633	5,272	1,349
Total interest income	82,987	38,691	168,918	109,869
Interest expense
Deposits	28,603	10,582	57,384	25,392
Securities sold under agreements to repurchase and federal funds purchased	96	31	148	84
FHLB advances and other borrowings	1,154	1,354	3,780	3,992
Subordinated notes and trust preferred debt	1,437	505	2,925	1,513
Total interest expense	31,290	12,472	64,237	30,981
Net interest income	51,697	26,219	104,681	78,888
Provision for credit losses	13,681	136	14,791	1,264
Net interest income after provision for credit losses	38,016	26,083	89,890	77,624
Noninterest income
Service charges	2,360	1,260	4,843	3,668
Interchange income	1,779	963	3,651	2,921
Swap fee income	505	255	1,079	451
Wealth management income	5,037	2,826	11,451	8,395
Mortgage banking activities	491	(142)	1,318	448
Investment securities gains (losses)	271	2	254	(8)
Other income	1,943	761	3,592	3,286
Total noninterest income	12,386	5,925	26,188	19,161
Noninterest expenses
Salaries and employee benefits	27,190	12,885	54,137	38,135
Occupancy, furniture and equipment	4,333	2,460	9,677	7,059
Data processing	2,046	1,248	4,548	3,666
Advertising and bank promotions	537	332	1,709	1,656
FDIC insurance	862	477	1,722	1,500
Professional services	1,119	965	2,551	2,203
Taxes other than income	503	387	1,046	847
Intangible asset amortization	2,464	228	2,904	717
Merger-related expenses	16,977	—	18,784	—
Restructuring expenses	257	—	257	—
Other operating expenses	4,011	1,465	8,072	5,668
Total noninterest expenses	60,299	20,447	105,407	61,451
(Loss) income before income tax (benefit) expense	(9,897)	11,561	10,671	35,334
Income tax (benefit) expense	(1,994)	2,535	2,305	7,314
Net (loss) income	$(7,903)	$9,026	$8,366	$28,020
continued

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2024	2023	2024	2023
Share information:
Basic (loss) earnings per share	$(0.41)	$0.87	$0.63	$2.71
Diluted (loss) earnings per share	$(0.41)	$0.87	$0.62	$2.68
Dividends paid per share	$0.23	$0.20	$0.63	$0.60
Weighted average shares - basic	19,088	10,319	13,298	10,346
Weighted average shares - diluted	19,226	10,405	13,441	10,440

ANALYSIS OF NET INTEREST INCOME
Average Balances and Interest Rates, Taxable-Equivalent Basis (Unaudited)
	Three Months Ended
	9/30/2024			6/30/2024			3/31/2024			12/31/2023			9/30/2023
		Taxable-	Taxable-		Taxable-	Taxable-		Taxable-	Taxable-		Taxable-	Taxable-		Taxable-	Taxable-
	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent
(In thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Federal funds sold & interest-bearing bank balances	$184,465	$2,452	5.29%	$142,868	$1,864	5.25%	$74,523	$956	5.16%	$37,873	$460	4.82%	$57,778	$633	4.35%
Investment securities (1)(2)	849,700	10,123	4.77	538,451	6,114	4.54	519,851	5,694	4.39	508,891	5,890	4.63	521,234	5,548	4.26
Loans (1)(3)(4)(5)	3,989,259	70,849	7.07	2,324,942	35,690	6.17	2,308,103	36,382	6.34	2,286,678	34,055	5.91	2,256,727	32,878	5.78
Total interest-earning assets	5,023,424	83,424	6.61	3,006,261	43,668	5.84	2,902,477	43,032	5.96	2,833,442	40,405	5.67	2,835,739	39,059	5.47
Other assets	491,719			204,863			196,295			204,382			200,447
Total assets	$5,515,143			$3,211,124			$3,098,772			$3,037,824			$3,036,186
Liabilities and Shareholders' Equity
Interest-bearing demand deposits	$2,554,743	16,165	2.52	$1,649,753	10,118	2.47	$1,570,622	9,192	2.35	$1,543,575	8,333	2.14	$1,541,728	7,476	1.92
Savings deposits	283,337	148	0.21	165,467	140	0.34	170,005	144	0.34	178,351	153	0.34	190,817	164	0.34
Time deposits	1,014,628	12,290	4.82	481,721	5,007	4.18	428,443	4,180	3.92	392,085	3,632	3.67	357,194	2,942	3.27
Total interest-bearing deposits	3,852,708	28,603	2.95	2,296,941	15,265	2.67	2,169,070	13,516	2.51	2,114,011	12,118	2.27	2,089,739	10,582	2.01
Securities sold under agreements to repurchase and federal funds purchased	23,075	96	1.66	13,412	27	0.81	12,010	25	0.85	13,874	30	0.85	15,006	31	0.83
FHLB advances and other borrowings	115,388	1,154	3.98	115,000	1,152	4.03	137,505	1,474	4.31	127,843	1,358	4.21	128,131	1,354	4.19
Subordinated notes and trust preferred debt	68,399	1,437	8.36	32,118	734	9.19	32,100	754	9.45	32,083	504	6.29	32,066	505	6.29
Total interest-bearing liabilities	4,059,570	31,290	3.07	2,457,471	17,178	2.81	2,350,685	15,769	2.70	2,287,811	14,010	2.43	2,264,942	12,472	2.19
Noninterest-bearing demand deposits	807,886			423,037			417,469			441,695			468,628
Other liabilities	110,017			57,828			62,329			59,876			54,353
Total liabilities	4,977,473			2,938,336			2,830,483			2,789,382			2,787,923
Shareholders' equity	537,670			272,788			268,289			248,442			248,263
Total	$5,515,143			$3,211,124			$3,098,772			$3,037,824			$3,036,186
Taxable-equivalent net interest income / net interest spread		52,134	3.55%		26,490	3.02%		27,263	3.26%		26,395	3.24%		26,587	3.29%
Taxable-equivalent net interest margin			4.14%			3.54%			3.77%			3.71%			3.73%
Taxable-equivalent adjustment		(437)			(387)			(382)			(377)			(368)
Net interest income		$51,697			$26,103			$26,881			$26,018			$26,219
Ratio of average interest-earning assets to average interest-bearing liabilities			124%			122%			123%			124%			125%

NOTES:
(1) Yields and interest income on tax-exempt assets have been computed on a taxable-equivalent basis assuming a 21% tax rate.
(2) Average balance of investment securities is computed at fair value.
(3) Average balances include nonaccrual loans.
(4) Interest income on loans includes prepayment and late fees, where applicable.
(5) Interest income on loans includes interest recovered of $1.6 million from the payoff of a commercial real estate loan on nonaccrual status in the three months ended March 31, 2024.

ANALYSIS OF NET INTEREST INCOME
Average Balances and Interest Rates, Taxable-Equivalent Basis (Unaudited)
(continued)
	Nine Months Ended
	September 30, 2024			September 30, 2023
		Taxable-	Taxable-		Taxable-	Taxable-
	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent
(In thousands)	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Federal funds sold & interest-bearing bank balances	$134,136	$5,272	5.25%	$41,861	$1,349	4.31%
Investment securities (1)(2)	636,781	21,931	4.60	524,365	16,523	4.21
Loans (1)(3)(4)(5)	2,878,171	142,921	6.63	2,223,701	93,051	5.59
Total interest-earning assets	3,649,088	170,124	6.23	2,789,927	110,923	5.31
Other assets	298,334			196,694
Total assets	$3,947,422			$2,986,621
Liabilities and Shareholders' Equity
Interest-bearing demand deposits	$1,927,337	35,475	2.46	$1,519,013	18,611	1.64
Savings deposits	206,552	432	0.28	204,832	431	0.28
Time deposits	642,959	21,477	4.46	320,000	6,350	2.65
Total interest-bearing deposits	2,776,848	57,384	2.76	2,043,845	25,392	1.66
Securities sold under agreements to repurchase and federal funds purchased	16,191	148	1.22	14,190	84	0.79
FHLB advances and other borrowings	122,604	3,780	4.12	122,300	3,992	4.36
Subordinated notes and trust preferred debt	44,294	2,925	8.82	32,049	1,513	6.29
Total interest-bearing liabilities	2,959,937	64,237	2.90	2,212,384	30,981	1.87
Noninterest-bearing demand deposits	550,407			480,006
Other liabilities	76,846			52,618
Total liabilities	3,587,190			2,745,008
Shareholders' equity	360,232			241,613
Total liabilities and shareholders' equity	$3,947,422			$2,986,621
Taxable-equivalent net interest income / net interest spread		105,887	3.33%		79,942	3.44%
Taxable-equivalent net interest margin			3.88%			3.83%
Taxable-equivalent adjustment		(1,206)			(1,054)
Net interest income		$104,681			$78,888
Ratio of average interest-earning assets to average interest-bearing liabilities			123%			126%

NOTES TO ANALYSIS OF NET INTEREST INCOME:
(1) Yields and interest income on tax-exempt assets have been computed on a taxable-equivalent basis assuming a 21% tax rate.
(2) Average balance of investment securities is computed at fair value.
(3) Average balances include nonaccrual loans.
(4) Interest income on loans includes prepayment and late fees, where applicable.
(5) Interest income on loans includes interest recovered of $1.6 million from the payoff of a commercial real estate loan on nonaccrual status for the nine months ended September 30, 2024.

HISTORICAL TRENDS IN QUARTERLY FINANCIAL DATA (Unaudited)

(In thousands)	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
Profitability for the quarter:
Net interest income	$51,697	$26,103	$26,881	$26,018	$26,219
Provision for credit losses	13,681	812	298	418	136
Noninterest income	12,386	7,172	6,630	6,491	5,925
Noninterest expenses	60,299	22,639	22,469	22,392	20,447
(Loss) income before income taxes	(9,897)	9,824	10,744	9,699	11,561
Income tax (benefit) expense	(1,994)	2,086	2,213	2,056	2,535
Net (loss) income	$(7,903)	$7,738	$8,531	$7,643	$9,026

Financial ratios:
Return on average assets (1)	(0.57)%	0.97%	1.11%	1.00%	1.18%
Return on average assets, adjusted (1)(2)(3)	1.55%	1.09%	1.19%	1.13%	1.18%
Return on average equity (1)	(5.85)%	11.41%	12.79%	12.21%	14.42%
Return on average equity, adjusted (1)(2)(3)	15.85%	12.88%	13.79%	13.77%	14.42%
Net interest margin (1)	4.14%	3.54%	3.77%	3.71%	3.73%
Efficiency ratio	94.1%	68.0%	67.0%	68.9%	63.6%
Efficiency ratio, adjusted (2)(3)	60.2%	64.6%	65.0%	65.6%	63.6%

Per share information:
(Loss) income per common share:
Basic	$(0.41)	$0.74	$0.82	$0.74	$0.87
Basic, adjusted (2)(3)	1.12	0.84	0.89	0.84	0.87
Diluted	(0.41)	0.73	0.81	0.73	0.87
Diluted, adjusted (2)(3)	1.11	0.83	0.88	0.83	0.87
Book value	26.65	25.97	25.38	24.98	22.90
Tangible book value(3)	21.12	24.08	23.47	23.03	20.94
Cash dividends paid	0.23	0.20	0.20	0.20	0.20

Average basic shares	19,088	10,393	10,349	10,321	10,319
Average diluted shares	19,226	10,553	10,482	10,419	10,405
(1) Annualized.
(2) Ratio has been adjusted for non-recurring expenses for the three months ended September 30, 2024, June 30, 2024, March 31, 2024 and December 31, 2023.
(3) Non-GAAP based financial measure. Please refer to Appendix A - Supplemental Reporting of Non-GAAP Measures and GAAP to Non-GAAP Reconciliations for a discussion of our use of non-GAAP based financial measures, including tables reconciling GAAP and non-GAAP financial measures appearing herein.

HISTORICAL TRENDS IN QUARTERLY FINANCIAL DATA (Unaudited)
(continued)
(In thousands)	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
Noninterest income:
Service charges	$2,360	$1,283	$1,200	$1,198	$1,260
Interchange income	1,779	961	911	952	963
Swap fee income	505	375	199	588	255
Wealth management income	5,037	3,312	3,102	2,945	2,826
Mortgage banking activities	491	369	458	143	(142)
Other income	1,943	884	765	704	761
Investment securities gains (losses)	271	(12)	(5)	(39)	2
Total noninterest income	$12,386	$7,172	$6,630	$6,491	$5,925

Noninterest expenses:
Salaries and employee benefits	$27,190	$13,195	$13,752	$12,848	$12,885
Occupancy, furniture and equipment	4,333	2,705	2,639	2,534	2,460
Data processing	2,046	1,237	1,265	1,247	1,248
Advertising and bank promotions	537	774	398	501	332
FDIC insurance	862	419	441	460	477
Professional services	1,119	801	631	702	965
Taxes other than income	503	49	494	203	387
Intangible asset amortization	2,464	215	225	236	228
Merger-related expenses	16,977	1,135	672	1,059	—
Restructuring expenses	257	—	—	—	—
Other operating expenses	4,011	2,109	1,952	2,602	1,465
Total noninterest expenses	$60,299	$22,639	$22,469	$22,392	$20,447

HISTORICAL TRENDS IN QUARTERLY FINANCIAL DATA (Unaudited)
(continued)
(In thousands)	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
Balance Sheet at quarter end:
Cash and cash equivalents	$236,780	$132,509	$182,722	$65,161	$94,939
Restricted investments in bank stocks	20,247	11,147	11,453	11,992	12,987
Securities available for sale	826,828	529,082	514,909	513,519	495,162
Loans held for sale, at fair value	3,561	1,562	535	5,816	6,448
Loans:
Commercial real estate:
Owner occupied	622,726	371,301	364,280	373,757	376,350
Non-owner occupied	1,164,501	710,477	707,871	694,638	630,514
Multi-family	276,296	151,542	147,773	150,675	143,437
Non-owner occupied residential	190,786	89,156	91,858	95,040	100,391
Commercial and industrial	601,469	374,976	365,524	367,085	374,190
Acquisition and development:
1-4 family residential construction	56,383	32,439	22,277	24,516	25,642
Commercial and land development	262,317	129,883	118,010	115,249	153,279
Municipal	27,960	10,594	10,925	9,812	10,334
Total commercial loans	3,202,438	1,870,368	1,828,518	1,830,772	1,814,137
Residential mortgage:
First lien	451,195	271,153	270,748	266,239	248,335
Home equity – term	6,508	4,633	4,966	5,078	5,223
Home equity – lines of credit	303,165	192,736	189,966	186,450	188,736
Installment and other loans	18,131	8,713	8,875	9,774	10,405
Total loans	3,981,437	2,347,603	2,303,073	2,298,313	2,266,836
Allowance for credit losses	(49,630)	(29,864)	(29,165)	(28,702)	(28,278)
Net loans held for investment	3,931,807	2,317,739	2,273,908	2,269,611	2,238,558
Goodwill	70,655	18,724	18,724	18,724	18,724
Other intangible assets, net	46,144	1,974	2,189	2,414	2,650
Total assets	5,470,589	3,198,782	3,183,331	3,064,240	3,054,435
Total deposits	4,650,853	2,702,884	2,695,951	2,558,814	2,546,435
FHLB advances and other borrowings and and Securities sold under agreements to repurchase	137,310	129,625	127,099	147,285	175,241
Subordinated notes and trust preferred debt	68,510	32,128	32,111	32,093	32,076
Total shareholders' equity	516,206	278,376	271,682	265,056	243,080

HISTORICAL TRENDS IN QUARTERLY FINANCIAL DATA (Unaudited)
(continued)
	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
Capital and credit quality measures(1):
Total risk-based capital:
Orrstown Financial Services, Inc.	12.5%	13.3%	13.4%	13.0%	13.0%
Orrstown Bank	12.3%	13.1%	13.1%	12.8%	12.5%
Tier 1 risk-based capital:
Orrstown Financial Services, Inc.	10.0%	11.1%	11.2%	10.8%	10.6%
Orrstown Bank	11.1%	12.0%	11.9%	11.6%	11.4%
Tier 1 common equity risk-based capital:
Orrstown Financial Services, Inc.	9.8%	11.1%	11.2%	10.8%	10.6%
Orrstown Bank	11.1%	12.0%	11.9%	11.6%	11.4%
Tier 1 leverage capital:
Orrstown Financial Services, Inc.	8.0%	8.9%	9.0%	8.9%	8.7%
Orrstown Bank	8.8%	9.5%	9.6%	9.5%	9.3%

Average equity to average assets	9.75%	8.50%	8.66%	8.18%	8.18%
Allowance for credit losses to total loans	1.25%	1.27%	1.27%	1.25%	1.25%
Total nonaccrual loans to total loans	0.68%	0.36%	0.56%	1.11%	0.98%
Nonperforming assets to total assets	0.49%	0.26%	0.40%	0.83%	0.73%
Allowance for credit losses to nonaccrual loans	184%	357%	226%	112%	127%

Other information:
Net charge-offs (recoveries)	$269	$113	$(42)	$(6)	$241
Classified loans	105,465	48,722	48,997	55,030	33,593
Nonperforming and other risk assets:
Nonaccrual loans	26,927	8,363	12,886	25,527	22,324
Other real estate owned	138	—	—	—	—
Total nonperforming assets	27,065	8,363	12,886	25,527	22,324
Financial difficulty modifications still accruing	9,497	—	—	9	—
Loans past due 90 days or more and still accruing	337	187	99	66	277
Total nonperforming and other risk assets	$36,899	$8,550	$12,985	$25,602	$22,601
(1) Capital ratios are estimated for the current period, subject to regulatory filings. The Company elected the three-year phase in option for the day-one impact of ASU 2016-13 for current expected credit losses ("CECL") to regulatory capital. Beginning in 2023, the Company adjusted retained earnings, allowance for credit losses includable in tier 2 capital and the deferred tax assets from temporary differences in risk weighted assets by the permitted percentage of the day-one impact from adopting the new CECL standard.

Appendix A- Supplemental Reporting of Non-GAAP Measures and GAAP to Non-GAAP Reconciliations
Management believes providing certain other “non-GAAP” financial information will assist investors in their understanding of the effect on recent financial results from non-recurring charges.
As a result of acquisitions, the Company has intangible assets consisting of goodwill, core deposit and other intangible assets, which totaled $116.8 million and $21.1 million at September 30, 2024 and December 31, 2023, respectively. In addition, during the three months ended September 30, 2024, June 30, 2024, March 31, 2024 and December 31, 2023, the Company incurred $17.0 million, $1.1 million, $0.7 million and $1.1 million in merger-related expenses, respectively. During the three months ended September 30, 2024, the Company incurred other non-recurring charges totaling $20.2 million.
Tangible book value per common share and the impact of the non-recurring expenses on net income and associated ratios, as used by the Company in this earnings release, are determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). While we believe this information is a useful supplement to GAAP based measures presented in this earnings release, readers are cautioned that this non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for financial measures determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of our results and financial condition as reported under GAAP, nor are such measures necessarily comparable to non-GAAP performance measures that may be presented by other companies. This supplemental presentation should not be construed as an inference that our future results will be unaffected by similar adjustments to be determined in accordance with GAAP.
The following tables present the computation of each non-GAAP based measure:
(In thousands)

Tangible Book Value per Common Share	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
Shareholders' equity (most directly comparable GAAP-based measure)	$516,206	$278,376	$271,682	$265,056	$243,080
Less: Goodwill	70,655	18,724	18,724	18,724	18,724
Other intangible assets	46,144	1,974	2,189	2,414	2,650
Related tax effect	(9,690)	(415)	(460)	(507)	(557)
Tangible common equity (non-GAAP)	$409,097	$258,093	$251,229	$244,425	$222,263

Common shares outstanding	19,373	10,720	10,705	10,612	10,613

Book value per share (most directly comparable GAAP-based measure)	$26.65	$25.97	$25.38	$24.98	$22.90
Intangible assets per share	5.53	1.89	1.91	1.95	1.96
Tangible book value per share (non-GAAP)	$21.12	$24.08	$23.47	$23.03	$20.94

(In thousands)	Three Months Ended					Nine Months Ended
Adjusted Ratios for Non-recurring Charges	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	September 30, 2024	September 30, 2023
Net (loss) income (A) - most directly comparable GAAP-based measure	$(7,903)	$7,738	$8,531	$8,531	$9,026	$8,366	$28,020
Plus: Merger-related expenses (B)	16,977	1,135	672	672	—	18,784	—
Plus: Executive retirement expenses (B)	4,758	—	—	—	—	4,758	—
Plus: Provision for credit losses on non-PCD loans (B)	15,504	—	—	—	—	15,504	—
Less: Related tax effect (C)	(7,915)	(139)	(1)	(1)	—	(8,056)	—
Adjusted net (loss) income (D=A+B-C) - Non-GAAP	$21,421	$8,734	$9,202	$9,202	$9,026	$39,356	$28,020

Average assets (E)	$5,515,143	$3,211,124	$3,098,772	$3,098,772	$3,036,186	$3,947,422	$2,986,621
Return on average assets (= A / E) - most directly comparable GAAP-based measure (1)	(0.57)%	0.97%	1.11%	1.11%	1.18%	0.28%	1.25%
Return on average assets, adjusted (= D / E) - Non-GAAP (1)	1.55%	1.09%	1.19%	1.19%	1.18%	1.33%	1.25%

Average equity (F)	$537,670	$272,788	$268,289	$268,289	$248,263	$360,232	$241,613
Return on average equity (= A / F) - most directly comparable GAAP-based measure (1)	(5.85)%	11.41%	12.79%	12.79%	14.42%	3.10%	15.51%
Return on average equity, adjusted (= D / F) - Non-GAAP (1)	15.85%	12.88%	13.79%	13.79%	14.42%	14.59%	15.51%

Weighted average shares - basic (G) - most directly comparable GAAP-based measure	19,088	10,393	10,349	10,349	10,319	13,298	10,346
Basic (loss) earnings per share (= A / G) - most directly comparable GAAP-based measure	$(0.41)	$0.74	$0.82	$0.82	$0.87	$0.63	$2.71
Basic earnings per share, adjusted (= D / G) - Non-GAAP	$1.12	$0.84	$0.89	$0.89	$0.87	$2.96	$2.71

Weighted average shares - diluted (H) - most directly comparable GAAP-based measure	19,226	10,553	10,482	10,482	10,405	13,441	10,440
Diluted (loss) earnings per share (= A / H) - most directly comparable GAAP-based measure	$(0.41)	$0.73	$0.81	$0.81	$0.87	$0.62	$2.68
Diluted earnings per share, adjusted (= D / H) - Non-GAAP	$1.11	$0.83	$0.88	$0.88	$0.87	$2.93	$2.68

continued
(1) Annualized

	Three Months Ended					Nine Months Ended
	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	September 30, 2024	September 30, 2023
Noninterest expense (I) - most directly comparable GAAP-based measure	$60,299	$22,639	$22,469	$22,469	$20,447	$105,407	$61,451
Less: Merger-related expenses (B)	(16,977)	(1,135)	(672)	(672)	—	(18,784)	—
Less: Executive retirement expenses (B)	(4,758)	—	—	—	—	(4,758)	—
Adjusted noninterest expense (J = I - B) - Non-GAAP	$38,564	$21,504	$21,797	$21,797	$20,447	$81,865	$61,451

Net interest income (K)	$51,697	$26,103	$26,881	$26,881	$26,219	$104,681	$78,888
Noninterest income (L)	12,386	7,172	6,630	6,630	5,925	26,188	19,161
Total operating income (M = K + L)	$64,083	$33,275	$33,511	$33,511	$32,144	$130,869	$98,049

Efficiency ratio (= I / M) - most directly comparable GAAP-based measure	94.1%	68.0%	67.0%	67.0%	63.6%	80.5%	62.7%
Efficiency ratio, adjusted (= J / M) - Non-GAAP	60.2%	64.6%	65.0%	65.0%	63.6%	62.6%	62.7%

(1) Annualized

Appendix B- Investment Portfolio Concentrations
The following table summarizes the credit ratings and collateral associated with the Company's investment security portfolio, excluding equity securities, at September 30, 2024:
(In thousands)

Sector	Portfolio Mix	Amortized Book	Fair Value	Credit Enhancement	AAA	AA	A	BBB	NR	Collateral / Guarantee Type
Unsecured ABS	—%	$3,199	$2,975	27%	—%	—%	—%	—%	100%	Unsecured Consumer Debt
Student Loan ABS	1	4,348	4,283	27	—	—	—	—	100	Seasoned Student Loans
Federal Family Education Loan ABS	10	83,199	82,962	11	7	80	—	13	—	Federal Family Education Loan (1)
PACE Loan ABS	—	2,034	1,813	7	100	—	—	—	—	PACE Loans (2)
Non-Agency CMBS	2	13,750	14,045	26	—	—	—	—	100
Non-Agency RMBS	2	16,749	14,212	16	100	—	—	—	—	Reverse Mortgages (3)
Municipal - General Obligation	12	99,779	93,395		11	82	7	—	—
Municipal - Revenue	14	121,130	112,705		—	82	12	—	6
SBA ReRemic (5)	—	2,427	2,409		—	100	—	—	—	SBA Guarantee (4)
Small Business Administration	1	6,632	7,042		—	100	—	—	—	SBA Guarantee (4)
Agency MBS	18	154,058	154,762		—	100	—	—	—	Residential Mortgages (4)
Agency CMO	38	316,385	315,677		—	100	—	—	—
U.S. Treasury securities	2	20,047	18,373		—	100	—	—	—	U.S. Government Guarantee (4)
Corporate bonds	—	1,932	1,975		—	—	52	48	—
	100%	$845,669	$826,628		4%	89%	3%	1%	3%

(1) 97% guaranteed by U.S. government
(2) PACE acronym represents Property Assessed Clean Energy loans
(3) Non-agency reverse mortgages with current structural credit enhancements
(4) Guaranteed by U.S. government or U.S. government agencies
(5) SBA ReRemic acronym represents Re-Securitization of Real Estate Mortgage Investment Conduits

Note: Ratings in table are the lowest of the six rating agencies (Standard & Poor's, Moody's, Fitch, Morningstar, DBRS and Kroll Bond Rating Agency). Standard & Poor's rates U.S. government obligations at AA+.

About the Company
With $5.5 billion in assets, Orrstown Financial Services, Inc. and its wholly-owned subsidiary, Orrstown Bank, provide a wide range of consumer and business financial services in Berks, Cumberland, Dauphin, Franklin, Lancaster, Perry, and York Counties, Pennsylvania and Anne Arundel, Baltimore, Harford, Howard, and Washington Counties, Maryland, as well as Baltimore City, Maryland. The Company's lending area also includes adjacent counties in Pennsylvania and Maryland, as well as Loudon County, Virginia and Berkeley, Jefferson and Morgan Counties, West Virginia. Orrstown Bank is an Equal Housing Lender and its deposits are insured up to the legal maximum by the FDIC. Orrstown Financial Services, Inc.’s common stock is traded on Nasdaq (ORRF). For more information about Orrstown Financial Services, Inc. and Orrstown Bank, visit www.orrstown.com.
Cautionary Note Regarding Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements reflect the current views of the Company's management with respect to, among other things, future events and the Company's financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “forecast,” “goal,” “target,” “would” and “outlook,” or the negative variations of those words or other comparable words of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates, predictions or projections about events or the Company's industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond the Company's control. Accordingly, the Company cautions you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements and there can be no assurances that the Company will achieve the desired level of new business development and new loans, growth in the balance sheet and fee-based revenue lines of business, cost savings initiatives and continued reductions in risk assets or mitigation of losses in the future. Factors which could cause the actual results of the Company's operations to differ materially from expectations include, but are not limited to: general economic conditions (including inflation and concerns about liquidity) on a national basis or in the local markets in which the Company operates; ineffectiveness of the Company's strategic growth plan due to changes in current or future market conditions; changes in interest rates; the diversion of management's attention from ongoing business operations and opportunities; the effects of competition and how it may impact our community banking model, including industry consolidation and development of competing financial products and services; changes in consumer behavior due to changing political, business and economic conditions, or legislative or regulatory initiatives; changes in laws and regulations; changes in credit quality; inability to raise capital, if necessary, under favorable conditions; volatility in the securities markets; the demand for our products and services; deteriorating economic conditions; geopolitical tensions; operational risks including, but not limited to, cybersecurity incidents, fraud, natural disasters and future pandemics; expenses associated with litigation and legal proceedings; the possibility that the anticipated benefits of the merger with Codorus (the “Merger”) are not realized when expected or at all; the possibility that the Merger may be more expensive to complete than anticipated; the possibility that revenues following the Merger may be lower than expected; potential adverse reactions or changes to business or employee relationships, including those resulting from the completion of the Merger; the ability to complete the integration of the two companies successfully; the dilution caused by the Company’s issuance of additional shares of its capital stock in connection with the Merger; and other risks and uncertainties, including those detailed in our Annual Report on Form 10-K for the year ended December 31, 2023 under the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in subsequent filings made with the Securities and Exchange Commission.
The foregoing list of factors is not exhaustive. If one or more events related to these or other risks or uncertainties materializes, or if the Company's underlying assumptions prove to be incorrect, actual results may differ materially from what the Company anticipates. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and the Company disclaims any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New risks and uncertainties arise from time to time, and it is not possible for the Company to predict those events or how they may affect it. In addition, the Company cannot assess the impact of each factor on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on the Company's behalf may issue.

The review period for subsequent events extends up to and includes the filing date of a public company’s financial statements, when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information presented in this announcement is subject to change. Annualized, pro forma, projected and estimated numbers in this document are used for illustrative purposes only and are not forecasts and may not reflect actual results.

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